UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2011

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of June 2011 issued on June 30, 2011 appears below.

June 30, 2011

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

Advances Averaged $71.1 Billion

The Home Loan Bank of New York remains focused on our "advances bank model," with our advances representing approximately 78 percent of total assets as of May 31. In May, advances averaged $71.1 billion. We ended the month at $70.8 billion, a decrease of $968.4 million from the end of April, mainly as a result of our members continuing to repay maturing advances with excess cash or finding alternative funding sources. Even with this slight decline, our advances remain an important source of liquidity for our members, and we are proud to continue to provide funding to help our members support the lending needs of their communities.

Nominations Period Opening for 2011 Election of Directors of the FHLBNY

Election announcement packages containing nomination certificates and other related information regarding the 2011 Director election process were mailed to all eligible stockholders in our district on June 30, 2011. Two Member Director seats from New York and two district-wide Independent Director seats will be up for election. Each of the four individuals elected in 2011 will serve a four-year term of office that will begin on January 1, 2012.

As the announcement package indicates, the first stage of the election process involves the submission of Member Director Nomination certificates and Independent Director Application forms. These documents must be received at the FHLBNY by no later than 5:00 p.m. on August 1, 2011.

Please be on the lookout for your Director election announcement package. If you have any questions about the election process, please email Corporate Secretary Barbara Sperrazza at CorporateSecretary@fhlbny.com or the Bank’s General Counsel, Paul Friend, at GeneralCounsel@fhlbny.com.

State of the Nation’s Housing

On Monday, June 6, I spoke at the unveiling of the Joint Center for Housing Studies of Harvard University’s The State of the Nation’s Housing 2011 report. This annual report is held in high regard among policymakers and housing experts alike and provides valuable information on and analysis of our nation’s housing environment. Not surprisingly, the takeaways from the report were not overly positive, as the organization noted that housing markets remain mired and many buyers are staying on the sidelines.

According to the report, the national homeownership rate dipped below 67 percent in 2010, down from 69 percent in 2004. The report also notes a Fannie Mae survey that states that significantly fewer renters see buying a home as a safe investment now than in 2003. The news, however, was not all bad. Seventy-four percent of renters, and 87 percent of the overall population, believe that owning a home makes more financial sense than renting. As one of the other speakers at the event said, "housing is built into the DNA of the human character." Regardless of current uncertainty over pricing and continued affordability concerns, there is an appetite for homeownership, and, as a nation, we want to satisfy that desire. But, as I stressed in my comments at the June 6 event, we must do so responsibly and with the support of local community lenders.

Strong underwriting is what the community lender does better than anyone. And to stabilize the nation’s housing market, we need a return to vigorous underwriting. As we have seen throughout the foreclosure crisis, lax underwriting and excessive credit do not make homes more affordable; this only serves to make homeownership unstable. Strong underwriting is not bad for homeownership – it is a good thing. It lets people successfully manage their homes and keeps communities whole.

This weekend, cities, towns, and neighborhoods across the country will display the power of the community as we celebrate our nation’s 235th birthday. After all, our communities are a reflection of what makes this country great, and our aim should be to keep them whole.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

June 30, 2011	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer